Exhibit 31.1

RULE 13a-14(a) / 15d-14(a)

CERTIFICATIONS (PRINCIPAL EXECUTIVE OFFICER)

CERTIFICATIONS

I, John P. McConnell, certify that:

1.	I have reviewed this Annual Report on Form 10-K/A for the fiscal year ended May 31, 2019 of Worthington Industries, Inc.; and

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: August 30, 2019	By:	/s/ John P. McConnell
John P. McConnell, Chairman of the Board and
Chief Executive Officer